UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 20, 2011
(Date of earliest event reported)

KIMBERLY-CLARK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-225	39-0394230

(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

P.O. Box 619100, Dallas, Texas	75261-9100
(Address of principal executive offices)	(Zip Code)

(972) 281-1200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2011, the Kimberly-Clark Corporation (the “Corporation”) Executive Severance Plan (the “Plan”) was amended and restated effective December 31, 2011, as approved by the Management Development and Compensation Committee of the Corporation's Board of Directors. The Plan continues to provide severance benefits to eligible employees of the Corporation in the event of a qualified termination of employment (as defined in the Plan) in connection with a change in control of the Corporation.

The Plan as amended no longer provides for a gross-up payment if the participant incurs an excise tax due to the application of Section 280G of the Internal Revenue Code of 1986. Payments and benefits payable to the participant under the Plan as amended will be reduced to the extent doing so would result in the participant retaining a larger after-tax amount, taking into account the income, excise and any state and local taxes imposed on the payments and benefits.

The Corporation's executive officers and other participants are expected to enter into agreements under the amended Plan that will be effective December 31, 2011 and expire on December 31, 2014.

A copy of the amended and restated Plan is attached as Exhibit (10)b to this report and incorporated by reference.

Item 9.01    Financial Statements and Exhibits.

(a)	Exhibits.

Exhibit (10)b.    Executive Severance Plan, as amended and restated as of December 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBERLY-CLARK CORPORATION

Date: November 21, 2011	By: /s/ John W. Wesley
John W. Wesley
Vice President and Secretary

EXHIBIT INDEX

Exhibit (10)b.    Executive Severance Plan, as amended and restated as of December 31, 2011.